Exhibit 99.1

Press Release

	Contacts:	Don R. Madison, CFO
Powell Industries, Inc.
FOR IMMEDIATE RELEASE		713-947-4422

Ken Dennard / ksdennard@drg-l.com
Karen Roan / kcroan@drg-l.com
DRG&L / 713-529-6600
POWELL INDUSTRIES TO RESTATE SECOND
AND THIRD QUARTER EARNINGS
Company finds accounting errors pertaining to its Canadian operations
Updates fiscal 2011 full year guidance
HOUSTON, TX — NOVEMBER 8, 2011 — Powell Industries, Inc. (NASDAQ: POWL) has concluded that its previously issued consolidated financial statements for the second and third quarters of fiscal 2011 contain certain accounting errors originating from its Canadian operations. Accordingly, such financial statements should no longer be relied upon. The Company will restate its consolidated financial statements for the second and third quarters of fiscal 2011through the filing of amendments to the previously filed Forms 10-Q.
     The accounting errors occurred at Powell Canada as a result of inaccurate recording of customer change orders, an erroneous journal entry recorded in accounts payable, incorrect close-out of costs on certain jobs and the application of an incorrect manufacturing overhead rate, which overstated earnings in the second and third quarters. These errors indicate material weaknesses in internal controls over financial reporting. The Company is in the process of analyzing the control deficiencies and developing remediation plans. The cumulative effect of these issues will cause a reduction in previously reported net income for the nine months ended June 30, 2011 of approximately $2.7 million, or $0.23 per diluted share.
     The Company has taken the following steps to strengthen its financial reporting and project management for its Canadian operations: 1) the Company has hired a new Controller for Powell Canada and that individual is currently in place, 2) members of the accounting and operations staff have received additional training, and 3) the Company has hired a full time specialist on-site in Canada to evaluate and make recommendations for improvement in the estimating, operations, and project management functions.

     In addition, in the fourth quarter of fiscal 2011, the Company will record an impairment of the remaining intangible assets recorded in connection with the acquisition of Powell Canada, totaling $7.2 million, or $0.61 per diluted share. This non-cash impairment charge is the result of continued losses from Powell Canada, which have delayed and reduced the Company’s projections for revenues and cash flow going forward.
     Tom Powell, President and Chief Executive Officer, stated, “Powell Canada is strategic to our ability to serve our customers, many of whom have major projects planned for the western Canadian oil sands. While we are disappointed with current results, we believe that oil and gas activity in Canada will be important to the future of energy development and reiterate our long-term commitment to the Canadian market.”
     Lastly, the Company’s operations have experienced continued margin pressure, which will negatively impact its fourth quarter results. This is the result of project backlog that continues to experience schedule delays due to customer timing, as well as general market price pressures. As previously announced, the Company also recorded a non-recurring charge associated with the departure of the former President and Chief Executive Officer during the fourth quarter of fiscal 2011.
     As a result of the cumulative impact of these items, the Company is updating its previous guidance for fiscal year 2011 and now expects full year fiscal 2011 revenues to be approximately $560 million and full year fiscal 2011 net loss to range between ($0.20) and ($0.25) per share.
     As set forth in the Non-GAAP Forecasted Earnings Reconciliation table included below, excluding the above mentioned non-cash charge for the impairment of intangible assets and the non-recurring charge, earnings for the full year would be expected to range between $0.51 and $0.56 per diluted share.
CONFERENCE CALL
     Powell Industries has scheduled a conference call to discuss these issues for Wednesday, November 9, 2011 at 9:00 a.m. eastern time / 8:00 a.m. central time. To participate in the conference call, dial 480-629-9867 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until November 16, 2011. To access the replay, dial 303-590-3030 using a passcode of 4485830#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.powellind.com.
Powell Industries, Inc., headquartered in Houston, engineers packaged solutions and systems for the control, distribution and management of electrical energy and other dynamic processes. Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.
Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
NON-GAAP FORECASTED EARNINGS RECONCILIATION
In millions, except per share data

	Year ended
	September 30, 2011
	High	Low
	Estimate	Estimate
Net loss	$(2.4)	$(2.9)
Non-recurring charge, net of income taxes	1.8	1.8
Impairment of intangible assets, net of income taxes	7.2	7.2

Adjusted net income	$6.6	$6.1

Net loss per diluted share	$(0.20)	$(0.25)
Non-recurring charge per diluted share	0.15	0.15
Impairment of intangible assets per diluted share	0.61	0.61

Adjusted net income per diluted share	$0.56	$0.51

# # #